CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated April 29, 2013, on the financial statements of Collins Alternative Solutions Fund, a series of the Trust for Professional Managers, as of February 28, 2013 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Collins Alternative Solutions Fund’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
June 27, 2013

Registered with the Public Company Accounting Oversight Board